Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings to Explore Strategic Options

for its Global Batteries & Appliances Businesses

Strategic Move to Maximize Shareholder Value by Reallocating Capital to

Faster-Growing, Higher-Margin and More Focused Consumer Brands Businesses

Middleton, WI, January 3, 2018 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering a portfolio of leading brands providing superior value to consumers and customers every day, announced today it will explore strategic options for its Global Batteries & Appliances (GBA) businesses with the intention to sell the units during 2018.

“For nearly 10 years, we have sought to allocate capital efficiently through organic investment, as well as tuck-in and transformational acquisitions, and we will continue to do this going forward,” said David Maura, Executive Chairman of Spectrum Brands Holdings. “This action to redeploy capital invested from our GBA assets repositions our Company into a faster-growing and higher-margin Spectrum Brands with an increased focus on our four remaining businesses of Hardware & Home Improvement, Global Auto Care, Global Pet Supplies and Home & Garden.

“With greatly increased financial flexibility from these planned divestitures, we intend to reduce debt, reinvest in our core businesses both organically and through acquisitions, and repurchase shares,” Mr. Maura continued. ”We believe this strategy is aligned with investors’ interests and will drive shareholder value to the next level. It also reinforces our continuing confidence that Spectrum Brands’ best days are still ahead.”

“The Global Batteries & Appliances businesses are both strong, well-run divisions with excellent management and dedicated employees, and they have consistently contributed to the long-term success of Spectrum Brands,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings. ”We have received multiple inquiries from prospective buyers and are in active discussions with several. Given their attractiveness and upside potential, we believe these businesses can have accelerated success in the hands of new owners.”

For the fiscal year ended September 30, 2017, the Global Batteries & Appliances segment generated net sales of $1,998 million, operating income of $231 million and adjusted EBITDA of $317 million. Spectrum Brands reported fiscal 2017 net sales of $5,007 million, operating income of $561 million and adjusted EBITDA of $956 million. See Other Supplemental Information for a reconciliation of adjusted EBITDA, a non-GAAP metric, to operating income.

Effective with the Company’s fiscal 2018 first quarter financial results ended December 31, 2017, the Global Batteries & Appliances segment will be reclassified as held for sale and reported as discontinued operations.

No assurance can be given that any transaction will result from the exploration of the Company’s strategic options for its GBA businesses or the timing thereof. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes. The Company does not intend to comment on or provide updates regarding these matters unless and until it determines that further disclosure is appropriate or required based on the then-current facts and circumstances.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.01 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Within this release, including the supplemental information attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of the non-GAAP measurement discussed above to the most relevant GAAP financial measurement.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2018 year (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA, and the outcome of exploring strategic options) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the outcome of the Company’s exploration of strategic options for its GBA assets, including uncertainty regarding consummation of any such transaction or transactions and the terms of such transaction or transactions, if any, and, if consummated, the Company’s ability to realize the expected benefits of such transaction or transactions, potential disruption to our business or diverted management attention as a result of the exploration or negotiation of such transaction or transactions; (2) the impact of our indebtedness on our business, financial condition and results of operations; (3) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (4) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (5) the impact of actions taken by significant stockholders; (6) the Special Committee of the Board of Directors’ exploration and negotiation of a potential transaction with HRG Group, Inc., if any, including uncertainty regarding consummation of such transaction and the terms of such transaction, and, if consummated, the Company’s ability to realize the expected benefits of such transaction, potential disruption to our business or diverted management attention as a result of the exploration or negotiation of such transaction; (7) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (8) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (9) the unanticipated loss of key members of senior management; (10) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (11) interest rate and exchange rate fluctuations; (12) our ability to utilize our net operating loss carry-forwards to offset tax liabilities from future taxable income; (13) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (14) competitive promotional activity or spending by competitors, or price reductions by competitors; (15) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (16) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (17) changes in consumer spending preferences and demand for our products; (18) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (19) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (20) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (21) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (22) the impact of pending or threatened litigation; (23) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (24) changes in accounting policies applicable to our business; (25) government regulations; (26) the seasonal nature of sales of certain of our products; (27) the effects of climate change and unusual weather activity; and (28) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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SPECTRUM BRANDS HOLDINGS, INC.

OTHER SUPPLEMENTAL INFORMATION (Unaudited)

Adjusted EBITDA.  Our press release contains financial information regarding adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), which is a non-GAAP measurement. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during the period and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash asset impairments or write-offs realized; (5) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (6) and other adjustments. During the twelve month period ended September 30, 2017, other adjustments for GBA consist of an adjustment for the devaluation of cash and cash equivalents.  Other adjustments for Spectrum Brands consist of recognized costs for a non-recurring voluntary recall of rawhide product by the PET segment, professional fees associated with non-acquisition based strategic initiatives of the Company and an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency in GBA. The following is a reconciliation of operating income to adjusted EBITDA for the twelve month period ended September 30, 2017:

For the Year Ended September 30, 2017	GBA	Spectrum Brands
Operating Income	$230.8	$561.4
Other non-operating expense, net	(0.7)	(5.7)
Depreciation and amortization	78.6	198.7
EBITDA	308.7	754.4
Share based compensation	-	57.2
Acquisition and integration related charges	5.3	20.9
Restructuring and related charges	2.1	62.5
Write-off from impairment of intangible assets	-	16.3
Purchase accounting inventory adjustment	-	3.3
Pet safety recall	-	35.8
Other	0.4	5.3
Adjusted EBITDA	$316.5	$955.7